Exhibit 99

April 5, 2006

Dear STI Shareholders:

2005 was a year of significant change for Superconductor Technologies Inc. (STI) that I believe has laid a solid foundation for the company’s continued growth.  We strengthened the company’s senior management team, further diversified our customer base, and expanded our product line. In addition, we streamlined our infrastructure to create an organization with the ability to deliver financial leverage as we improve our top line performance.

In March of last year, I joined STI as the President and Chief Executive Officer.  One month later, Terry White joined STI as Vice President of Worldwide Sales, bringing with him over 20 years of global telecom sales and strategic business planning experience. Under Terry’s leadership we have revamped and improved our sales organization to create a strategically focused and effective team to assist our customers.

We have stated on more than one occasion there are two key elements to our growth strategy – customer diversification and the extension of our product offering.  In 2005, we achieved success on both fronts, as demonstrated by the growth of our commercial product revenues by 26 percent versus 2004.  STI secured broader exposure to the wireless market during 2005, and in the fourth quarter we announced the addition of our third 10 percent customer, demonstrating that our efforts to grow our customer base are beginning to achieve results. In 2006, we plan to build on these initial results.

We also expanded our market footprint in 2005, moving into new cities and regions with our valuable customers.  We continue to garner sales from both our innovative SuperLink® and AmplinkTM product lines. In addition, in 2005 we began to develop and commercialize new solutions that were logical extensions of our existing products.  We established a new custom solutions initiative to take advantage of our superior engineering resources and deliver creative and timely solutions to our customers.   STI can transform an idea into a customer sample in several weeks versus the months required historically.

Our goal is to deliver a comprehensive solution set to our customers to assist them in their quest to continuously improve the performance of wireless networks.  When our customers develop their ongoing network improvement plans, we want them to view STI as a valued partner in these efforts.

 All of this progress was achieved while we implemented aggressive cost reductions throughout the company.  As a result, STI has a lean corporate infrastructure that can handle significant growth with very little additional cost.  Our efforts to this end have not stopped, as we are always examining ways to fine tune and improve efficiency.  The end goal, of course, is to produce strong bottom line performance for our shareholders.

So why am I excited about the future for STI?  First, we are serving the most vibrant market in communications today.  Our wireless customers are experiencing record profits and growth.  The level of capital spending continues to increase as the financial health of the industry improves.

Secondly, our customers continue to add subscribers and new services at a rapid pace.
Wireless data customers are increasing every day – for some carriers almost doubling in 2005 as compared to 2004.  These customers are active users of the network. Data services will continue to drive significant investments in the network.  As we have stated in the past, network quality becomes more important as data usage increases.

Why are all of these trends exciting for STI? Our products are well-suited to improve wireless network quality at a competitive price point.   We enable our customers to provide wireless subscribers with the high-quality services they demand. Our solutions are being sold by a focused and experienced salesforce backed by manufacturing expertise, world-class engineering, and a lean infrastructure.

We have a solid foundation.  We are in the early stages of customer acceptance and we are greatly enhancing our customer relationships. We are building significant momentum for the future and we believe the future is bright for STI.

Already in 2006, we have launched our high volume AmpLink manufacturing and distribution center within STI’s existing Santa Barbara site. The production facility has enough capacity to deliver 10,000 AmpLink units and is supported by a newly refurbished warehouse and distribution center. Our manufacturing and distribution centers are tightly linked to provide rapid order fulfillment.

Thank you for your continued support of STI and I look forward to sharing our upcoming achievements with you.

Sincerely,

Jeff Quiram
President and Chief Executive Officer

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” or similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; STI’s ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its  2005 Annual Report on Form 10-K. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.